SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Neogen Corporation

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August 30, 2013

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Neogen Corporation on Thursday, October 3, 2013, at 10:00 a.m. Eastern Time. The Annual Meeting will be held at the University Club of Michigan State University, located at 3435 Forest Road, Lansing, Michigan 48909.

The Annual Meeting will feature a report on Neogen’s business activities, and voting on the election of directors and other important proposals. We also will have product displays and product demonstrations by company personnel. On the following pages you will find the notice of the Annual Meeting of Shareholders and the proxy statement.

It is important that your shares are represented at the Annual Meeting, regardless of how many shares you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as soon as possible. Sending a proxy card will not affect your right to vote in person if you attend the meeting.

Sincerely,

James L. Herbert Chairman & Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

620 Lesher Place

Lansing, MI 48912

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS OF NEOGEN CORPORATION

Date:	October 3, 2013

Time:	10:00 a.m., Eastern Time

Place:	The University Club of Michigan State University, 3435 Forest Road, Lansing, Michigan 48909

Items of Business:

•	The election of three Class II directors, each to serve for a three year term; and

•	To approve by non-binding vote, the compensation of executives; and

•	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014; and

•	To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

All shareholders are cordially invited to attend the meeting. At the meeting, you will hear a report on the Company’s business and have a chance to meet the directors and executive officers. A copy of the 2013 Annual Report is enclosed.

Only shareholders of record at the close of business on August 5, 2013 are entitled to notice of, and to vote at, the meeting.

Your vote is important. Please vote your shares promptly. Complete, sign, date and return your proxy card to vote your shares. Any shareholder attending the meeting may vote in person even if he or she returned a proxy.

Steven J. Quinlan Secretary

August 30, 2013

Neogen Corporation

620 Lesher Place

Lansing, MI 48912

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

October  3, 2013

GENERAL INFORMATION

These proxy materials are provided in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders of Neogen Corporation (the “Annual Meeting”) to be held on Thursday, October 3, 2013 at 10:00 a.m., Eastern Time, at the University Club of Michigan State University, located at 3435 Forest Road, Lansing, Michigan 48909, and at any adjournment of the meeting. The solicitation will begin on or about August 30, 2013.

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Election of three Directors; and

•	Proposal to approve, by non-binding vote, the compensation of executives; and

•	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise by the filing of a written notice of revocation with our Secretary, by delivering to our Secretary at our offices at 620 Lesher Place, Lansing, Michigan, 48912, a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Voting and Solicitation

All shares represented by a properly executed proxy will be voted unless the proxy is revoked. If a choice is specified, it will be voted in accordance with the specification. If no choice is specified, the proxy holders will vote the shares in accordance with the recommendations of the Board of Directors, which are set forth with the discussion of each matter later in this Proxy Statement. With respect to any matter not set forth on the proxy card that properly comes before the Annual Meeting, the proxy holders named in the proxy card will vote as the Board of Directors recommends or, if the Board makes no recommendation, at their discretion.

In summary, the Board recommends that you vote:

•	FOR the election of the nominees for Director; and

•	FOR the proposal to approve, by non-binding vote, the compensation of executives; and

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.

All shareholders at the close of business on August 5, 2013, the record date for the meeting, are entitled to vote at the meeting. On August 5, 2013 there were 24,077,000 shares of the Company’s common stock outstanding. For each proposal, each shareholder is entitled to one vote for each share of Neogen Corporation common stock owned at that time.

If you are a shareholder of record, you may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian) you should indicate your name and title or capacity.

You may also vote in person at the Annual Meeting or may be represented by another person at the meeting after designating that person by executing a proper proxy.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you will receive instructions from the street name holder that you must follow in order to have your shares voted.

If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the street name holder.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from the shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken. Under applicable law and New York Stock Exchange rules and regulations, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent auditors. Neither the election of directors nor the advisory vote on the Company’s compensation arrangements is considered to be a routine matter under applicable NYSE rules.

It is important that you instruct your broker how to vote shares held by you in street name using the vote instruction form provided by your broker. Your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the information provided to you by your broker.

A plurality of the shares voting is required to elect directors. This means that the nominees who receive the most votes will be elected to the open director positions. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will be counted as not voted.

The proposal to approve by non-binding vote, the compensation of executives and the ratification of the appointment of Ernst & Young, LLP as the independent registered public accounting firm for 2014 will be approved if a quorum is present for the conduct of business and a majority of the shares voted at the meeting are voted in favor of the proposal.

As to the election of directors, the three nominees who receive the greatest number of votes will be elected to a three-year term. In accordance with the Company’s Governance Guidelines, in an uncontested election (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation to the Board of Directors for consideration in accordance with the procedures described below, following certification of the shareholder vote. The Governance Committee shall promptly consider the resignation offer and recommend to the Board of Directors action with respect to the tendered resignation, which may include accepting the resignation, maintaining the director but addressing the underlying cause of the “withheld” votes, determining not to re-nominate the director in the future, rejecting the resignation, or any other action such Committee deems to be appropriate and in the best interests of the Company.

In considering what action to recommend with respect to the tendered resignation, the Governance Committee will take into account all factors deemed relevant by the members of the Governance Committee including, without limitation, any stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board of Directors, the director’s contributions to the Company, the mix of skills and backgrounds on the Board of Directors, whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the Securities and Exchange Commission or Nasdaq, and the Company’s Governance Guidelines. The Board of Directors will act on the Governance Committee’s recommendation no later than 90 days following certification of the shareholder vote. In considering the Governance Committee’s recommendation, the Board of Directors will consider the factors and possible actions considered by the Governance Committee and such additional information, factors and possible actions as the Board of Directors believes to be relevant or appropriate. To the extent that one or more directors’ resignations are accepted by the Board of Directors, the Governance Committee will recommend to the Board of Directors whether to fill such vacancy or vacancies or to reduce the size of the Board of Directors.

PROPOSALS FOR SHAREHOLDER ACTION

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Company shall have at least five and no more than nine directors, with the exact number to be determined by the Board. The Board of Directors currently is comprised of nine directors. The directors are classified into three classes to serve for the terms set forth next to their names or until their successors have been duly qualified and elected.

Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees named below. All of the nominees for director are currently directors of the Company. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by vote of a majority of the directors then in office for the full term of the class in which the vacancy occurs.

Nominees	Expiration of Proposed Term
Class II:
William T. Boehm, Ph.D.	2016
Jack C. Parnell	2016
Clayton K. Yeutter, Ph.D.	2016

Directors continuing in office	Expiration of Term
Class III:
James L. Herbert	2014
G. Bruce Papesh	2014
Thomas H. Reed	2014

Class I:
Lon M. Bohannon	2015
Richard T. Crowder, Ph.D.	2015
A. Charles Fischer	2015

Name of Director	Age	Position	Director Since
James L. Herbert	73	Chairman and CEO of the Company, Director	1982
Lon M. Bohannon	60	President and COO of the Company, Director	1996
William T. Boehm, Ph.D. (2) (3)	66	Director	2011
Richard T. Crowder, Ph.D. (2) (3)	74	Director	2009
A. Charles Fischer (1) (4)	71	Director	2006
G. Bruce Papesh (4)	66	Director	1993
Jack C. Parnell (1) (2) (4) (5)	78	Director	1993
Thomas H. Reed (1) (4)	68	Director	1995
Clayton K. Yeutter, Ph.D. (3)	83	Director	2007

(1)	Member, Compensation Committee
(2)	Member, Stock Option Committee
(3)	Member, Audit Committee
(4)	Member, Governance Committee
(5)	Lead Independent Director

The following is a brief summary of the business experience for at least the past five years of each of the nominees and for the current members of the Board of Directors.

Nominees for the Board of Directors:

Dr. William T. Boehm is a retired vice president of Kroger Co. and former senior economist for the President’s Council of Economic Advisors under President Carter. Dr. Boehm joined Kroger as Director of Economic Research, and held positions of increasing responsibility with the company until his retirement in 2008. During the 1990s, he held senior executive positions in both procurement and logistics with Kroger and was promoted to Senior Vice President of the Manufacturing Division in 2004. Dr. Boehm served on the Board of the International Dairy Foods Association and the Milk Industry Foundation, and was a member of the Council of Logistics Management and the Private Label Manufacturing Association. He currently serves on the Boards of Great Wide Logistics, a trucking and logistics services company, FLM, a strategic planning, issues management and advertising firm specializing in agricultural firms, and GLK Foods, a producer, processor and marketing firm specializing in sauerkraut. He remains active in professional associations and academia. Dr. Boehm’s wealth of experience in agriculture, and virtually all aspects of the food service industry, make him well qualified to serve on the Board of Directors.

Jack C. Parnell was elected to the Board of Directors in October 1993 and as Chairman of the Board in October 2001. In 2006, Mr. Parnell resigned as Chairman, but remained a Director. Since 1991, he has held the position of Governmental Relations Advisor with the law firm of Kahn, Soares and Conway in Sacramento, California. In 1989, Mr. Parnell was appointed by President George H. W. Bush to serve as Deputy Secretary of the U.S. Department of Agriculture. From 1983 to 1989, he served in three different senior governmental positions for the state of California, including Secretary of the California Department of Food and Agriculture from 1987 to 1989. Mr. Parnell’s service in senior governmental positions in the state of California and U.S. Department of Agriculture allows him to uniquely advise the Board and management on matters of government relations and regulation. It is because of this experience as well as his general business knowledge that he is most valuable as a member of the Board of Directors.

Dr. Clayton K. Yeutter was first elected to the Board of Directors in October 2007. Dr. Yeutter was actively involved in his family’s ranching and cattle feeding operation in Nebraska until 2011. He has also served in sub-cabinet or cabinet-level positions under four presidents of the United States, with his last position as Secretary of Agriculture under President George H.W. Bush. Dr. Yeutter is a former CEO of the Chicago Merchantile Exchange and he has also served on the Boards of Directors of Caterpillar, Texas Instruments, Weyerhaeuser Company, ConAgra Foods and Zurich Financial Services, among several others. He currently serves on the Board of Directors of Burlington Capital Group. As Neogen’s international trade has grown to a much higher level, his international insight is of great value to management and the Board of Directors.

The Board of Directors recommends a vote FOR the above nominees.

Other current members of the Board of Directors:

Lon M. Bohannon is President and Chief Operating Officer of Neogen Corporation. He was elected to the Board of Directors in October 1996. Mr. Bohannon joined Neogen in October 1985 as Vice President of Finance, was promoted to Vice President—Administration and Chief Financial Officer in November 1994 and was named Chief Operating Officer in 1999 and President and COO in 2006. He is responsible for all areas of the Company’s operations except research, corporate development, Geneseek and Neogen Europe. A certified public accountant, Mr. Bohannon served as Administrative Controller for Federal Forge, Inc., a metal forging and stamping firm, from March 1980 until October 1985, and was associated with the public accounting firm of Ernst & Young, LLP, from June 1975 to March 1980. Mr. Bohannon has previously announced his intention to retire from the Company on August 31, 2013, and will also resign from the Board at that time.

Dr. Richard T. Crowder was first elected to the Board of Directors in 2009. He currently serves as Thornhill Professor of Agricultural Trade at Virginia Tech University. From September 2008 until June 30, 2013, he served as adjunct professor of Agricultural Economics at Virginia Tech University. From January 2006 until May 2007, he served as United States Chief Agriculture Negotiator with the rank of Ambassador. From May 2007 until April 2008, he served as a Senior Adviser to the United States Trade Representative. Prior to this appointment, he served as Chief Executive Officer of the American Seed Trade Association from 2002 to 2006. For five years, he served as Senior Vice President of International for DeKalb Genetics Corporation (later acquired by Monsanto) and for two years as Executive Vice President of Armour-Swift-Eckrich. He was appointed by President George H.W. Bush to serve from 1989 until 1992 as Under Secretary of the United States Department of Agriculture responsible for international affairs and commodity programs. Dr. Crowder held various senior management positions with Pillsbury Company (now part of General Mills) for 14 years, including internal board level responsibilities with Burger King Corporation and Steak and Ale Corporation. He currently serves on the Board of Directors of Smithfield Foods and the Board of Trustees of the Farm Foundation. He previously served on the Board of Directors of Soo Line Corporation, Penford Corporation, Commodity Credit Corporation, and Rural Telephone Bank. Dr. Crowder holds B.S. and M.S. degrees from Virginia Tech University and a Ph.D. from Oklahoma State University. Dr. Crowder’s more than 40 years of experience in the food, agriculture, and trade industries provides great value and insight to the Board of Directors.

A. Charles Fischer served as President and CEO of Dow AgroSciences and as a member of Dow Chemical Company’s Executive Management Team until his retirement in 2004. He was elected to the Board of Directors of the Company in October 2006. Mr. Fischer’s career with Dow Chemical spanned 37 years and included assignments in South America, Europe, the Middle East and Africa. He served as president of CropLife International and CropLife America, as chairman of the National FFA Foundation and was associated in various capacities with the Central Indiana Life Sciences Initiative and the Biotechnology Industry Organization. Mr. Fischer’s management experience, and in particular his international experience, is most highly valued by the Board of Directors.

James L. Herbert is Chairman of the Board and Chief Executive Officer of Neogen Corporation. Previously he was President, Chief Executive Officer, and a Director of the Company since he joined Neogen in June 1982. He resigned as President, but remained CEO and was named Chairman in 2006. Prior to joining Neogen he held the position of Corporate Vice President of DeKalb Ag Research, a major agricultural genetics and energy company. He has management experience in animal biologics, specialized chemical research, medical instruments, aquaculture, animal nutrition, and poultry and livestock breeding and production.

G. Bruce Papesh was elected to the Board of Directors in October 1993 and was the Company’s Secretary from October 1994 to October 1999. Since 1987, Mr. Papesh has served as President of Dart, Papesh & Company Inc., member SIPC and FINRA, an investment consulting and financial services firm. Mr. Papesh also served until October 1, 2001 on the Board of Directors of Immucor, Inc., an immunodiagnostics company that manufactures and markets products for the human clinical blood bank industry. Mr. Papesh has experience in the investment securities industry and in financial analysis which contribute greatly to the Board of Directors.

Thomas H. Reed was elected to the Board of Directors in October 1995 and served as the Company’s Secretary from October 1999 to October 2007. From 2009 to 2010 he was a consultant to the President of JBS Packerland North America. From 2003 to 2009, Mr. Reed was Senior Vice President of JBS Packerland, a beef processing company and its successor companies, Smithfield Foods, Beef Division, and JBS Packerland North America. Prior to assuming that position, he served as Vice President of Michigan Livestock Exchange Marketing, a division of Southern States Cooperative, Inc. and prior to that as President and Chief Executive Officer of the Michigan Livestock Exchange. Mr. Reed is a former member of the Board of Directors of the National Livestock Producers Association and is a former chairman of the Michigan State University Board of Trustees. Mr. Reed’s experience in animal processing and general agriculture provide insight and value to the Board of Directors.

PROPOSAL 2: TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF

EXECUTIVES

The “Compensation Discussion and Analysis” section of this Proxy Statement describes, among other things, the Company’s executive compensation policies and practices. A federal law passed in 2010 requires that shareholders be given the opportunity to express their approval of the compensation of Company executives, as disclosed in this Proxy Statement. Under the federal legislation that requires this vote, the shareholder vote is not binding on the Board of Directors or the Company and may not be construed as overruling any decision made by the Board or the Company and the legislation does not create or imply any change in the fiduciary duties owed by the Board. However, the Board of Directors values the views of shareholders and intends to take the outcome of this annual shareholder advisory vote into consideration when making future executive compensation decisions.

Therefore, at the Annual Meeting, shareholders will be given the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of the named executive officers as disclosed in this Proxy Statement under “Compensation Discussion and Analysis” and the “Summary Compensation Table”. This vote proposal is commonly known as a “say-on-pay” proposal and gives shareholders the opportunity to endorse or not endorse the executive pay program. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. Shareholders are encouraged to read the full details of the Company’s executive compensation program, including the primary objectives in setting executive pay, under “Compensation Objectives” as described in this Proxy Statement.

The Company evaluates the compensation of its executives at least once each year to assess whether compensation policies and programs are achieving their primary objectives. Based on its most recent evaluation, the Board of Directors believe the Company’s executive compensation programs achieve these objectives, including aligning the interests of management with those of shareholders, and are therefore worthy of shareholder support. In determining how to vote on this proposal, shareholders should consider the following:

•

Independent Compensation Committee. Seven of our nine directors are deemed independent pursuant to applicable Nasdaq standards. Three of these independent directors serve on the Compensation Committee. Meetings of this Committee include executive sessions in which management is not present.

•	Performance-Based Incentives. Total compensation for executives is structured so that a majority of the total earning potential is derived from performance-based incentives.

•

Stock Options. A significant percentage of executives’ compensation is paid in the form of stock options that vest over a five-year period. These stock awards help align the executives’ interests with longer term shareholder returns and also serve to help retain the services of executives.

•

No Severance Payments. If employment is terminated without cause, executives are not entitled to “golden parachute” or other executive severance payments upon termination, except for a contractual employment arrangement for Mr. Stephen K. Snyder, President-Elect & Chief Operating Officer-Elect, who joined the Company on June 24, 2013. If during his first twelve months of employment he is terminated without cause, he is entitled to a payment of $20,000 per month for a period not to exceed twelve months. Once his first twelve months passes, there is no further severance obligation.

For these reasons, the Board of Directors recommends that you vote FOR the adoption of the following resolution:

“RESOLVED, that the shareholders of Neogen Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the Summary Compensation Table set forth in the Company’s Proxy Statement for its 2013 Annual Meeting of Shareholders.”

Vote Required

The proposal to approve the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the proposal.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as the independent registered public accounting firm for the Company for 2014. While not required, we are submitting the appointment to the shareholders for their ratification as a matter of good corporate practice. The affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required for ratification. The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014. If the appointment is not ratified, it will be considered as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for the year 2015. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Neogen Corporation and its shareholders.

Relationship with Ernst & Young LLP

Ernst & Young LLP has acted as the Company’s independent registered public accounting firm for ten years. Ernst & Young LLP has advised that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as auditors. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The fees billed by Ernst & Young LLP with respect to the years ended May 31, 2013 and 2012 were as follows:

	2013	2012
Audit Fees	$350,350	$296,300
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

	$350,350	$296,300

Audit Fees include amounts billed for the annual audit of the Company’s fiscal year Consolidated Financial Statements, the audit of internal controls over financial reporting, the review of the Consolidated Financial Statements included in the Forms 10-Q, and consultations concerning accounting matters associated with the annual audit. Audit-Related Fees include amounts billed for general accounting consultations and services that are reasonably related to the annual audit. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

Under its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by Ernst & Young LLP. In the event management wishes to engage Ernst & Young LLP to perform non-audit services, a summary of the proposed engagement is prepared detailing the nature of the engagement, the reasons why Ernst & Young LLP is the preferred provider of the services and the estimated duration and cost of the engagement. The Audit Committee reviews and evaluates recurring non-audit services and proposed fees as the need arises at their regularly scheduled committee meetings. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. The Audit Committee has delegated to the Chairman or, in his absence, any other member of the Committee, the authority to evaluate and approve projects and related fees of up to $10,000, if circumstances require approval between meetings of the Committee. Any such approval is reported to the full Committee at its next meeting.

STOCK OWNERSHIP

Principal Shareholders

The following table sets forth certain information, as of August 5, 2013, with respect to beneficial ownership of Common Stock by the only persons known by the Company to be the beneficial owner of more than 5% of Neogen Corporation Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class (%)
Brown Capital Management, Inc.	3,010,614	12.5%
1201 North Calvert Street
Baltimore, MD 21202

Black Rock Global Investors	1,758,162	7.3%
400 Howard Street
San Francisco, CA 94105

The Vanguard Group	1,345,317	5.6%
100 Vanguard Boulevard
Malvern, PA 19355

Riverbridge Partners	1,333,113	5.6%
801 Nicollet Mall Suite 600
Minneapolis, MN 55402

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the ownership of Neogen Corporation Common Stock as of August 5, 2013 held by the current directors, each nominee for director, the executive officers named in the Summary Compensation Table under “Executive Compensation” and all executive officers and directors as a group.

Name	Number of Shares Owned (1)		Right to Acquire (2)	Total	Percentage of Outstanding Shares
James L. Herbert	839,529	(3)	112,314	951,843	3.9%
Lon M. Bohannon	127,758		28,199	155,957	*
William T. Boehm Ph.D.	1,500		4,333	5,833	*
Richard T. Crowder Ph.D.	1,000		10,833	11,833	*
A. Charles Fischer	3,000		12,333	15,333	*
G. Bruce Papesh	13,131		31,458	44,589	*
Jack C. Parnell	14,787		1,000	15,787	*
Thomas H. Reed	3,668		9,333	13,001	*
Clayton K. Yeutter Ph.D.	6,960	(4)	16,833	23,793	*
Stephen K. Snyder	—		—	—	*
Steven J. Quinlan	3,917	(5)	2,500	6,417	*
Edward L. Bradley	121,687	(6)	79,431	201,118	*
Terri A. Morrical	28,573	(7)	41,651	70,224	*
Executive officers, directors and nominees as a group (17 persons)	1,186,427		385,219	1,571,646	6.4%

*	Less than 1%
(1)	Excludes shares that may be acquired through stock option exercises.
(2)	Includes shares that may be acquired within 60 days of August 5, 2013 upon exercise of options pursuant to Rule 13d-3 of the Securities Act of 1934.
(3)	Includes 132,320 shares held in trust for the spouse of James L. Herbert, and 120,000 shares in a limited liability corporation, of which Mr. Herbert is the sole owner.
(4)	Includes 4,000 shares held in trust for the spouse of Clayton Yeutter, 2,500 shares in an IRA account, and 460 shares held in a custodial account for Dr. Yeutter’s daughter.
(5)	Includes 3,126 shares held in the Neogen Corporation 401(k) Plan.
(6)	Includes 14,012 shares held in the Neogen Corporation 401(k) Plan.
(7)	Includes 18,788 shares held in the Neogen Corporation 401(k) Plan.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Neogen Corporation is managed under the direction of its Board of Directors. The Board conducts its business through meetings of the Board and its committees. The Board held five meetings, and there were a total of seventeen committee meetings during fiscal 2013. Each director attended more than 75% of the total meetings of the Board and the committees on which he served in 2013. Directors are expected to attend the Annual Meeting of shareholders unless they have a schedule conflict or other valid reason. All the current Board members attended the 2012 Annual Meeting.

Independent Directors

A director is not considered to be independent unless the Board determines that he meets the Nasdaq independence rules and has no material relationship with Neogen Corporation, either directly or through any organization with which he is affiliated that has a relationship with Neogen Corporation. Based on a review of the responses of the directors to questions about employment history, affiliation and family and other relationships and on discussions with the directors, the Board has concluded that each of the Company’s non-employee directors is independent. As members of management, James L. Herbert, Chairman and Chief Executive Officer and Lon M. Bohannon, President and Chief Operating Officer, are not independent.

Board Committees

The Board has four committees. The current membership, number of meetings held during fiscal 2013 and the function performed by each of these committees are described below. None of the members of any of the committees is or ever has been an employee of the Company. The Board has determined that each committee member meets the independence standards for that committee within the meaning of applicable Nasdaq and SEC regulations.

Compensation Committee—Mr. Reed (Chair), Mr. Fischer and Mr. Parnell currently are members of the Compensation Committee, which met three times during 2013. The purpose of the Compensation Committee is to assist the Board in discharging its overall responsibilities relating to executive compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers prior to the beginning of each year, evaluates current year performance in light of those goals and establishes compensation levels for the upcoming year, including salary and bonus targets. Except in the case of the Chief Executive Officer, management provides recommendations to the Compensation Committee concerning compensation of officers.

Stock Option Committee—Mr. Parnell (Chair), Dr. Crowder and Dr. Boehm currently are members of the Stock Option Committee, which met once during 2013. The purpose of the Stock Option Committee is to assist the Board in discharging its overall responsibilities relating to the Neogen Corporation Stock Option Plan. Except in the case of the Chief Executive Officer, management provides recommendations to the Stock Option Committee concerning stock option awards for officers and employees.

Governance Committee—Mr. Papesh (Chair), Mr. Fisher, Mr. Reed and Mr. Parnell serve on the Governance Committee, which met five times during 2013. The Governance Committee provides a leadership role in shaping the governance of the Company, and provides oversight and direction with respect to the functioning and operation of the Board of Directors. The Committee also provides oversight on management succession, human resources practices, risk management, and environmental, health and safety issues.

The Committee recommends to the Board of Directors criteria for selecting new directors; the enumeration of skills that would be advantageous to add to the Board; the appropriate mix of inside and outside directors; ethnicity and gender of directors; and size of the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. It identifies persons qualified to become directors, and as appropriate recommends candidates to the Board for its approval.

Board composition is reviewed periodically to ensure that the Board reflects the knowledge, experience and skills required for the Board to fulfill its duties. The Committee’s charter requires that the Committee take diversity (including specifically both ethnicity and gender) of directors into account in performing its functions. It identifies persons qualified to become directors, and as appropriate recommends candidates to the Board for its approval. As required by the Nasdaq, SEC or such other applicable regulatory requirements, a majority of the Board is comprised of independent directors. At the direction of the Board of Directors, the committee manages the CEO selection process, and ultimately recommends one or more candidates for consideration by the Board. For further information, see the charter of the Governance Committee which is available in the “Investor Relations” section of the Company’s website at www.neogen.com.

The Committee generally relies on multiple sources for identifying and evaluating Board nominees, including referrals from the Company’s current directors and management. The Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s by-laws. The Committee will evaluate nominees recommended by shareholders against the same criteria.

In searching for candidates to fill Board vacancies, the Committee is committed to identifying the most capable candidates who have experience in the areas of expertise needed at that time and meet the criteria for nomination. The Committee has in the past entertained and encouraged the candidacy of qualified women and minorities and will continue to do so.

Audit Committee—Dr. Yeutter (Chair), Dr. Crowder and Dr. Boehm currently are members of the Audit Committee, which oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee meets with management and the Company’s independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. The Committee met eight times during 2013. Further information regarding the role of the Audit Committee is contained in its charter which is available in the “Investor Relations” section of the Company’s website at www.neogen.com and also see “Audit Committee Report” in this Proxy Statement. The Board has determined that all current members of the committee are “audit committee financial experts” for purposes of applicable SEC rules.

Lead Director/Executive Sessions of Non-Management Directors

Mr. Parnell has been designated the Lead Independent Director, with responsibility for coordinating the activities of the other independent directors. Mr. Parnell chairs all executive sessions of the Board.

Mr. Herbert and Mr. Bohannon do not attend the executive sessions except that either officer may attend a portion of any session upon request. At least one executive session of the Board is held yearly.

Management’s Role in Determining Executive Compensation

The Compensation Committee makes all final decisions regarding officer compensation. Management’s involvement in executive compensation is typically for the Chief Executive Officer to make recommendations on compensation for those other than himself. No member of the Compensation Committee has served as an officer or employee of the Company at any time. No executive officer serves as a member of the compensation committee of any other company that has an executive officer serving as a member of Neogen Corporation’s Board of Directors. None of Neogen Corporation’s executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee.

Risk Management

The Board of Directors oversees the Company’s risk management. This oversight is administered primarily through the Board’s review and approval of the management business plan, including the projected opportunities and challenges facing the business; periodic review by the Board of business developments, strategic plans and implementation, liquidity and financial results; the Board’s oversight of succession planning, capital spending and financings; the Audit Committee’s oversight of the Company’s internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board); the Governance Committee’s leadership in the evaluation of the Board and Committees and its oversight of identified risk areas of the Corporation; and the Compensation Committee’s review and approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well as its review of compensation plans generally and the related risks.

Contacting the Board of Directors

Shareholders and other interested persons may communicate directly with the Board on a confidential basis by mail to Board of Directors, Neogen Corporation, 620 Lesher Place, Lansing, Michigan 48912 Attention: Board Secretary. All such communications will be received directly by the Secretary of the Board and will not be screened or reviewed by any other Neogen Corporation employee.

Code of Conduct and Ethics

Neogen Corporation has adopted a Code of Conduct applicable to all Neogen Corporation employees, officers and directors, including specifically the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Corporate Controller, in the performance of their duties and responsibilities. The Code of Conduct is posted on the Company’s website at www.neogen.com in the “Investor Relations” section and will be mailed to any shareholder upon request to the Secretary at 620 Lesher Place, Lansing, Michigan 48912.

Certain Relationships and Related Party Transactions

The Board of Directors acting as a committee of the whole approves or ratifies transactions involving directors, executive officers or principal shareholders, or members of their immediate families or entities controlled by any of them, or in which they have a substantial ownership interest, in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Board of any such transaction that is proposed to be entered into or continued and seeks approval. In the event any such transaction is proposed for which a decision is required prior to the next regularly scheduled meeting of the Board, it may be presented to the Audit Committee Chair for approval, in which event the decision will be reported to the full Board at its next meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Named executive officers (“NEOs”) for SEC reporting purposes are:

Name	Title
James L. Herbert	Chairman & Chief Executive Officer
Lon M. Bohannon	President & Chief Operating Officer
Stephen K. Snyder	President-Elect & Chief Operating Officer-Elect
Steven J. Quinlan	Vice President, Chief Financial Officer & Secretary
Edward L. Bradley	Vice President Food Safety Operations
Terri A. Morrical	Vice President Animal Safety Operations

The Company has previously announced that Mr. Bohannon will be retiring effective August 31, 2013, and that Mr. Snyder will be assuming the position of President and Chief Operating Officer, effective September 1, 2013. As Mr. Snyder joined Neogen on June 24, 2013, after the end of the 2013 fiscal year, there is no reportable compensation to him for 2013; therefore, he is not included in any of the following compensation analysis.

Brief biographies of the NEOs, except Mr. Herbert and Mr. Bohannon follow. Biographies of Mr. Herbert and Mr. Bohannon, who are also Directors of the Company, are included in “Proposal I - Election of Directors.”

Stephen K. Snyder, age 49, joined the Company in June 2013 as President-Elect and Chief Operating Officer-Elect. He will be responsible for all Company operations except Neogen Europe, GeneSeek, research and development, finance and corporate development upon Mr. Bohannon’s retirement at the end of August 2013. Prior to joining Neogen, Mr. Snyder served in various commercial, sales and marketing leadership positions in nutrition-oriented food ingredients, high-intensity sweeteners and industrial products with privately-held Cargill based in Minneapolis, Minnesota, from 2001 to 2013. Prior to Cargill, Mr. Snyder was vice president of commercial development involved in the startup of Senomyx, in San Diego, California from 1999 to 2000. He served in a range of commercial and strategic planning roles in specialty chemicals and food ingredients at various locations with St. Louis, Missouri-based Monsanto from 1986 to 1999.

Steven J. Quinlan, age 50, joined Neogen Corporation in January 2011 as Vice President and Chief Financial Officer. In October 2011, he assumed the position of Secretary. From 1992 to 2010, Mr. Quinlan served in various accounting capacities with Michigan-based Detrex Corporation, a publicly held manufacturer of commercial and industrial pipe and specialty chemicals. He served as Vice President-Finance, Chief Financial Officer and Treasurer of Detrex from 2002 to 2010, responsible for all finance, accounting and external reporting. Before joining Detrex, he served in accounting and finance related positions at Price Waterhouse and Ford Motor Company.

Edward L. Bradley, age 53, joined Neogen in February 1995 as Vice President of Sales and Marketing for AMPCOR Diagnostics, Inc. In June 1996, he was made a Vice President of Neogen Corporation. Currently, Mr. Bradley is responsible for all activities focused on food safety products on a worldwide basis except research and development and Neogen Europe. From 1988 to 1995, Mr. Bradley served in several sales and marketing capacities for Mallinckrodt Animal Health, including the position of National Sales Manager for its Food Animal Products Division. Prior to joining Mallinckrodt, he held several sales and marketing positions for Stauffer Chemical Company.

Terri A. Morrical, age 48, joined Neogen Corporation in September 1992 as part of the Company’s acquisition of WTT, Incorporated. She has directed most aspects of the Company’s animal safety operations since she joined the Company and currently serves as Vice President in charge of all of the Company’s animal safety operations exclusive of Geneseek. From 1986 to 1991, she was Controller for Freeze Point Cold Storage Systems and concurrently served in the same capacity for Powercore, Inc. In 1990, she joined WTT, Incorporated as Vice President and Chief Financial Officer and then became President, the position she held at the time Neogen acquired the business.

Compensation Objectives

Neogen’s executive compensation programs are designed to be aligned with shareholder value creation and are structured to reward individual and organizational performance and be simple, concise and understandable. A significant percentage of each NEO’s compensation consists of variable pay.

The primary objectives of the compensation programs covering NEOs are to:

•	Attract, retain and motivate highly talented executives who will drive the success of the business;

•	Align incentives with the achievement of measurable corporate, business unit and individual performance objectives based on financial and non-financial measures, as appropriate;

•	Provide overall compensation that is considered equitable to the employee and the Company; and

•	Ensure reasonable, affordable and appropriate compensation program costs.

Compensation Elements

The primary compensation elements provided to NEOs are:

•	Base salary;

•	Discretionary annual bonus; and

•	Equity-based long-term incentive compensation delivered in the form of stock option grants.

Other compensation elements include health and welfare benefits plans under which the NEOs receive similar benefits to those provided to all other eligible U.S.-based employees, such as medical, life insurance and disability coverage.

The Compensation Committee is provided materials by management regarding the various compensation elements of each NEO’s compensation package. The Committee makes decisions about each compensation element in the context of each NEO’s total compensation package. Positions at higher levels at Neogen Corporation generally place a greater emphasis on variable pay elements such as bonus and stock options, although no specific formula, schedule or tier is applied in establishing compensation “mix.”

Each of the compensation elements and its purpose is further described below.

Base Salary

Base salary is intended to compensate the executive for the basic market value of the position, time in the position and the relation of that position to other positions in the Company. Each NEO’s salary and performance is reviewed annually. Factors considered in determining the level of executive base pay include the role and responsibilities of the position, performance against expectations and an individual’s job experience or unique role responsibilities.

Actual earned salary for 2013 is shown in the “Salary” column of the Summary Compensation Table. Base salary rate increases from 2012 to 2013 are shown in the following table.

Name	2013 Salary Rate	2012 Salary Rate	Percent Increase
James L. Herbert	$360,000	$350,000	2.9%
Lon M. Bohannon	250,000	240,000	4.2%
Steven J. Quinlan	185,000	180,000	2.8%
Edward L. Bradley	162,000	155,000	4.5%
Terri A. Morrical	160,000	154,000	3.9%

Discretionary Annual Bonus

Bonuses paid in fiscal 2014 related to fiscal 2013 are as follows:

Name	Target Value	Actual Payments	Percentage of Target
James L. Herbert	$175,000	$175,000	100%
Lon M. Bohannon	100,000	100,000	100%
Steven J. Quinlan	42,000	42,000	100%
Edward L. Bradley	60,000	54,600	91%
Terri A. Morrical	55,000	43,100	78%

Target values for bonuses are set by the Compensation Committee and communicated to the officers at the time that the prior year actual payments are communicated. Bonus payments were determined by the Compensation Committee based on the Committee’s perception of the efforts expended and achievements of the officers during the fiscal year. The Compensation Committee took into account the recommendations of Mr. Herbert with respect to Mr. Bohannon’s bonus, and took into account the recommendations of Mr. Herbert and Mr. Bohannon with respect to Mr. Quinlan’s, Mr. Bradley’s, and Ms. Morrical’s bonuses. Targeted and actual bonuses are based on individual objectives and the Company’s performance, within the discretion of the Compensation Committee. The Committee’s appraisal of the Company’s overall performance was influenced by the following:

•	Revenues increased 12.8% to $207 million, roughly in line with the Company’s internal targets;

•	Gross margins were 52.8%, 260 basis points over 2012;

•	Operating income, at $40.7 million, increased 21% over 2012;

•	Shareholders’ equity increased 17.8% as compared to a year earlier; and

•	The Company successfully integrated two acquisitions during the year.

Given the above facts, the Compensation Committee judged that Mr. Herbert and Mr. Bohannon had been responsible for a significant increase in shareholder value and therefore awarded each of them 100% of their targeted bonuses. In addition to the above factors, Mr. Bradley and Ms. Morrical’s bonuses are affected by the sales, operating income and other operating metrics of the division for which they have primary responsibility. Mr. Quinlan’s bonus is tied to operating metrics of the overall Company, as well as other internal objectives.

Substantially all managers’ bonus arrangements, including those of each of the NEOs, include a provision that the bonuses otherwise payable may be decreased in the event that specific Company earnings per share targets are not met. Actual Company performance of $1.12 per share in 2013 approximated the earnings per share target, and the Compensation Committee did not reduce potential bonus amounts below the targeted bonus level for any of the NEOs for that reason.

Long-Term Incentive Compensation

The objectives of the long-term incentive portion of the compensation package are to:

•	Align the personal and financial interests of management and other employees with shareholder interests;

•	Balance short-term decision-making with a focus on improving shareholder value over the long term;

•	Provide a means to attract, reward and retain a skilled management team; and

•	Provide the opportunity to build a further ownership position in Neogen Corporation stock.

The long-term incentive mechanism at Neogen Corporation has been and continues to be stock option awards, the ultimate value of which is dependent on increases in the Company’s stock price. Stock options are granted to provide employees with a personal financial interest in the Company’s long-term success, promote retention of employees and enable Neogen Corporation to compete for the services of new employees in a competitive market. Neogen Corporation continues to believe that stock options are the most appropriate means to accomplish long-term incentive objectives.

The stock option program is designed to deliver competitive long-term awards while incurring a minimal level of expense and shareholder dilution relative to other long-term incentive programs. It is the Company’s view that stock options represent the optimal use of corporate resources and the best way to achieve the objectives of the long-term compensation element.

Neogen Corporation maintains one equity-based long-term incentive plan that has been previously approved by shareholders—the Neogen Corporation 2007 Stock Option Plan, which was amended in 2011.

In general, options granted by Neogen Corporation are incentive options with five year lives that vest 20% per year beginning with the year following the year of grant. Certain incentive options are converted to non-qualified options when IRS limitations for incentive options are exceeded. Prior to 2006, these re-characterized options carried three year vesting provisions and ten year terms. For 2006 and subsequent years, the nonqualified options retain the same vesting and life provisions as incentive options. Nonqualified stock options, with up to ten year terms and vesting 33% per year for the three years following the year of grant, are granted to Directors. In all cases, grant prices are equal to the closing price on the day of the grant. Neogen Corporation does not reprice options and does not “reload”—which means the recipient is only able to exercise the number of shares in the original stock option grant. Neogen Corporation’s practice has been to make an annual award to the majority of recipients as well as rare hire-on awards to select new hires.

Annual stock option grants are made at the discretion of the Stock Option Committee, with the exception of non-employee director awards which are granted automatically under the terms of the Stock Option Plan. Management makes recommendations to the Stock Option Committee as to the stock option award levels and terms. The determination with respect to the number of options to be granted to any particular participant is ultimately subjective in nature. While no specific performance measures are applied, factors considered in determining the number of options to be awarded to an individual include his or her level of responsibility and position within the Company, demonstrated performance over time, value to Neogen Corporation’s future success, historic grants, retention concerns and, in the aggregate, share availability under the plan and overall Company expense and shareholder dilution from awards. Management provides the Stock Option Committee information on grants made in the past three years and the accumulated value of all stock option awards outstanding to each NEO.

The table below shows the size of the 2013 stock option grants to each of the NEOs. Because Mr. Bohannon had expressed his desire to retire, with an effective date near the end of the 2013 fiscal year, and any option awards granted in 2013 would not be vested at the projected date of Mr. Bohannon’s retirement, the Stock Option Committee determined not to grant Mr. Bohannon any options in 2013. In lieu of a stock option grant, Mr. Bohannon was awarded stock appreciation rights on 6,000 shares, approximately twenty percent of the number of shares subject to stock options which would have been awarded had Mr. Bohannon not announced his intention to retire. The value of the stock appreciation rights was determined based on the change in the stock price from October 4, 2012 (the date of the option grants for the rest of the Company’s employees) and the average closing stock price for the last ten days of May, 2013 (the end of the Company’s fiscal year) multiplied by the 6,000 shares; this amount was $72,840, and is included in the All Other Compensation column in the Summary Compensation table.

Name	Number of Options	Compensation Cost Recognized for 2013 Grants (1) (2)
James L. Herbert	60,000	$828,600
Lon M. Bohannon	—	—
Steven J. Quinlan	7,500	103,575
Edward L. Bradley	18,000	248,580
Terri A. Morrical	18,000	248,580

(1)	Represents the aggregate grant date fair value of each stock option granted in 2013, calculated in accordance with the provisions of the Compensation—Stock Compensation Topic of the FASB Codification. This amount will be recognized over the vesting period of the grants.

(2)	The stock option Codification Topic 718 values throughout this Proxy Statement have been calculated using the Black-Scholes option pricing model using the assumptions in the following table:

Black-Scholes Model Assumptions (a)	2013	2012	2011	2010	2009
Risk-free interest rate	1.2%	1.2%	1.7%	2.0%	2.3%
Expected dividend yield	0%	0%	0%	0%	0%
Expected stock price volatility	39.2%	36.4%	35.8%	37.8%	32.8%
Expected option life	4 years	4 years	4 years	4 years	4 years

(a)	The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on historical volatility of the Company’s stock. The expected option life, representing the period of time that options are expected to be outstanding, is based on historical option exercise and employee termination data.

Retirement Plans: A defined contribution plan, the Neogen Corporation 401(k) Retirement Savings Plan (“401(k) Plan”) is available to all eligible U.S. employees including all NEOs. Under the 401(k) Plan, Neogen Corporation matches dollar per dollar of the first 3%, and fifty cents per dollar of the next 2%, of pay contributed by the employee up to the Internal Revenue Code limits. Matching contributions to the 401(k) Plan are vested immediately upon payment.

Health and Welfare Benefits Plans: Benefits such as medical, dental, vision, life insurance and disability coverage are provided to each NEO under benefits plans that are provided to all eligible U.S.-based employees. The benefits plans are part of the overall total compensation offering and are intended to be competitive and provide health care coverage for employees and their families. The NEOs have no additional Company-paid health benefits. Similar to all other employees, NEOs have the ability to purchase supplemental life, dependent life, long-term care insurance, and accidental death and dismemberment coverage through the Company. The value of these benefits is not included in the Summary Compensation Table since they are purchased by each NEO and are made available to all U.S. employees. No form of post-retirement health care benefits is provided to any employee.

Perquisites: The values of perquisites and other personal benefits for 2013 are included in the “All Other Compensation” column of the Summary Compensation Table. In general the value of perquisites granted to NEOs is considered to be de minimis.

2002 Employee Stock Purchase Plan: Employees in the U.S. are permitted to voluntarily purchase Neogen Corporation stock at a 5% discount through after-tax payroll deductions under the Employee Stock Purchase Plan (“ESPP”) as a way to facilitate employees becoming shareholders of Neogen Corporation. The ESPP purchases stock bi-annually for participants through a third party plan administrator. None of the NEOs is currently eligible to purchase shares through the plan.

Executive and Non-Employee Director Stock Ownership Policy

Neogen Corporation has a stock ownership policy in place for all corporate officers, including the NEOs and Directors. This reflects the Company’s conviction that all senior executives should have meaningful actual share ownership positions in the Company in order to reinforce the alignment of management and shareholder interests. The ownership policy was adopted by the Board of Directors at its meeting in July 2007. It is expected that the Compensation Committee will periodically review the policy requirements to ensure they continue to be reasonable and competitive.

The ownership requirements are:

Position	Market Value of Stock Owned	Expected Time Period to Comply
Non-Employee Directors	2 times annual cash fees paid	5 years

Chief Executive Officer	2 times annual salary, including bonus	3 years

Corporate Officers	2 times annual salary, including bonus	5 years

Stock owned includes shares owned outright, including 401(k) Plan shares, but does not include shares subject to unexercised stock options. As of May 31, 2013, all non-employee directors, the chief executive officer and all corporate officers were at or above the applicable stock ownership requirement or within the expected time period to comply.

Employment Agreements and Severance Policy

Neogen Corporation does not provide employment or severance agreements. The Company maintains a discretionary severance practice for all eligible employees, which could potentially include the NEOs. The discretionary practice provides for payments as determined by the Company as circumstances warrant.

Chief Executive Officer Compensation

Compensation Information: For purposes of its review of Mr. Herbert’s pay in fiscal 2013, the Compensation Committee considered the following criteria:

•	The success of the Company in the past year;

•	The success of the Company over an extended period; and

•	The importance of Mr. Herbert to the continued success of the Company.

Base Salary: Mr. Herbert’s salary was increased to $360,000 in the 2013 year. Base salary determinations include consideration of the level of business performance in 2013, historical base salary increases and time in the position and take into consideration all forms of compensation earned, including long-term incentive compensation.

Annual Bonus: Mr. Herbert, based on his accomplishments during the year, achieved 100% of his 2013 bonus objectives, resulting in a $175,000 payout. Mr. Herbert’s bonus payout was $133,000 for the 2012 fiscal year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis and, on the basis of such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Thomas H. Reed

Jack C. Parnell

A. Charles Fischer

Members of the Compensation Committee

EXECUTIVE COMPENSATION

The table sets forth information regarding all elements of the compensation paid to Neogen Corporation’s principal executive officers, principal financial officer and two other most highly compensated executive officers (the “NEOs”) for fiscal year 2013. Mr. Snyder joined the Company after the end of the fiscal year, and is therefore not included in this section.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
James L. Herbert,	2013	$360,000	$175,000	$828,600	$—	$544,778	$1,908,378
Chairman & Chief Executive Officer (5)	2012	363,333	133,000	573,074	—	8,400	1,077,807
	2011	322,000	165,000	468,600	—	8,400	964,000

Lon M. Bohannon,	2013	250,000	100,000	—	—	83,687	433,687
President & Chief Operating Officer (6)	2012	240,000	76,000	312,586	—	8,650	637,236
	2011	239,000	95,000	255,600	—	8,650	598,250

Steven J. Quinlan	2013	185,000	42,000	103,575	—	7,680	338,255
Vice President & Chief Financial Officer (6)	2012	180,000	35,600	52,098	—	3,300	270,998
	2011	93,524	15,000	—	—	—	108,524

Edward L. Bradley,	2013	162,000	54,600	248,580	—	6,824	472,004
Vice President	2012	155,000	34,700	177,132	—	6,095	372,927
Food Safety Operations	2011	154,000	45,000	144,840	—	5,830	349,670

Terri A. Morrical,	2013	160,000	43,100	248,580	—	6,610	458,290
Vice President Animal Safety Operations	2012	154,000	39,300	166,713	—	6,055	366,068
	2011	153,000	48,000	132,060	—	5,798	388,858

(1)	SEC rules require separation of the discretionary and formulaic aspects of annual bonus payments into the two separate columns—Bonus and Non-Equity Incentive Plan Compensation.
(2)	Calculations use grant-date fair value based on Codification Topic 718 for the 2011, 2012 and 2013 stock option grants. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.”
(3)	In fiscal 2011, 2012 and 2013 all NEOs bonuses were discretionary, and are listed under Bonus.
(4)	Includes 401(k) Plan matching contributions and value of group term life insurance. See “Compensation Discussions and Analysis—Compensations Elements” for additional information on these amounts
(5)	Amount included in All Other Compensation in 2013 includes $530,900 in investment earnings from a deferred compensation program which Mr. Herbert participated in. Compensation voluntarily deferred by Mr. Herbert in prior years was invested with an outside third party during the period 2001-2012; Mr. Herbert elected to terminate his participation in the program in December 2012.
(6)	Mr. Bohannon was not granted an option award in 2013 due to his impending retirement; in lieu of options, the Compensation Committee granted stock appreciation rights for approximately 20% of the shares which would have been subject to an option grant. The value of those rights was $72,840 at May 31, 2013, and is included in All Other Compensation for 2013.
(7)	Mr. Quinlan joined the Company as Vice President & Chief Financial Officer on January 6, 2011. He was paid $20,000 upon hire and that amount is included in his 2011 salary above.

The following table sets forth the 2013 compensation cost recognized for 2013 awards or the portion of awards vested in 2013 from prior grants as shown in the “Option Awards” column:

Option Awards

Name	2013 Awards	2012 Awards	2011 Awards	2010 Awards	2009 Awards	Total
James L. Herbert	$165,720	$209,520	$93,720	$94,984	$73,890	$542,929
Lon M. Bohannon	—	62,517	51,120	53,191	42,692	209,520
Steven J. Quinlan	20,715	10,420	—	—	—	31,135
Edward L. Bradley	49,716	35,426	28,968	30,395	24,630	169,135
Terri A. Morrical	49,716	33,343	26,412	28,495	23,809	161,775

The following table indicates the “mix” of total direct compensation for the NEOs in 2013 based on salary, total bonus payment and the Codification Topic 718 compensation expense of 2013 option awards:

Name	Salary	Annual Bonus	Stock Option Grant- Date Value using Black-Scholes (1)
James L. Herbert	$360,000	$175,000	$828,600
Lon M. Bohannon (2)	250,000	100,000	—
Steven J. Quinlan	185,000	42,000	103,575
Edward L. Bradley	162,000	54,600	248,580
Terri A. Morrical	160,000	43,100	248,580

(1)	Calculations use grant-date fair value based on Codification Topic 718 for 2013 stock option grants. For purposes of this table, the calculations do not attribute the compensation cost to the requisite vesting period.
(2)	Mr. Bohannon was not granted options in fiscal 2013, due to his projected retirement.

Grants of Plan-Based Awards

This table sets forth additional information regarding the range of option awards granted to the NEOs in the year ended May 31, 2013 that are disclosed in the Summary Compensation Table.

Name	Grant Date (2)	Number of Securities Underlying Options	Exercise or Base Price of Options Awards (3)	Closing Market Price on Date of Grant	Grant-date Fair Value of Options Awards (4)
James L. Herbert	10/4/2012	60,000	$43.00	$43.00	$828,600
Lon M. Bohannon (1)	—	—	—	—	—
Steven J. Quinlan	10/4/2012	7,500	43.00	43.00	103,575
Edward L. Bradley	10/4/2012	18,000	43.00	43.00	248,580
Terri A. Morrical	10/4/2012	18,000	43.00	43.00	248,580

(1)	Mr. Bohannon was not granted options in fiscal 2013, due to his projected retirement.
(2)	Represents the date the grants were made.
(3)	In accordance with the terms of the 2007 Plan, these options were granted at 100% of the closing market price on the day of the grant. Options have a five-year term and generally become exercisable as to 20% of the shares on each of the five anniversary dates of the grant.
(4)	Represents grant-date value based on Codification Topic 718 for October 4, 2012 option grants. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term, Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End

This table sets forth information as to unexercised options that were held by the NEOs at May 31, 2013.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
James L. Herbert
	297	13,499	$18.19	8/15/2013
	31,813	29,999	19.55	8/24/2014
	22,000	33,000	28.02	8/24/2015
	11,000	44,000	34.61	9/29/2016
	—	60,000	43.00	10/4/2017

	65,110	180,498
Lon M. Bohannon
	26,982	7,799	$18.19	8/15/2013
	25,202	16,799	19.55	8/24/2014
	12,000	18,000	28.02	8/24/2015
	6,000	24,000	34.61	9/29/2016

	70,184	66,598
Steven J. Quinlan
	—	4,000	$34.61	9/29/2016
	—	7,500	43.00	10/4/2017

	—	11,500
Edward L. Bradley
	805	4,499	$18.19	8/15/2013
	14,402	9,599	19.55	8/24/2014
	18,125	—	9.09	12/21/2014
	6,800	10,200	28.02	8/24/2015
	16,200	—	8.18	10/31/2015
	3,400	13,600	34.61	9/29/2016
	—	18,000	43.00	10/4/2017

	59,732	55,898
Terri A. Morrical
	—	4,349	$18.19	8/15/2013
	13,503	8,998	19.55	8/24/2014
	6,200	9,300	28.02	8/24/2015
	3,200	12,800	34.61	9/29/2016
	—	18,000	43.00	10/4/2017

	22,903	53,447

(1)	Vesting schedules for Incentive Stock Options are 20% of the shares on each of the first five anniversary dates of the grant. Non-Qualified options that result from Incentive Stock Option grants in excess of allowable amounts had various vesting schedules prior to 2006.

Option Exercises and Stock Vested

This table sets forth information with respect to option exercises by the NEOs during 2013.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
James L. Herbert	50,813	$1,504,891
Lon M. Bohannon	21,601	553,420
Steven J. Quinlan	291	14,170
Edward L. Bradley	41,558	1,598,225
Terri A. Morrical	30,150	943,788

(1)	Represents the difference between the exercise price and the closing price of the Common Stock as reported on NASDAQ on the exercise date.

Pension Benefits

Neogen Corporation sponsors no defined benefits plans, therefore, none of the NEOs participates in a defined benefits plan sponsored by Neogen Corporation.

COMPENSATION OF DIRECTORS

Director Compensation

This table sets forth information regarding compensation paid during 2013 to directors who were not employees.

Name	Fees Earned Or Paid In Cash	Option Awards (1)	All Other Compensation	Total
William T. Boehm Ph.D.	$30,000	$41,430	—	$71,430
Richard T. Crowder Ph.D.	31,000	41,430	—	72,430
A. Charles Fischer	32,500	41,430	—	73,930
G. Bruce Papesh	32,500	41,430	—	73,930
Jack C. Parnell	33,000	41,430	—	74,430
Thomas H. Reed	32,000	41,430	—	73,430
Clayton K. Yeutter Ph.D.	31,000	41,430	—	72,430

(1)	Calculations use grant-date fair value based on Codification Topic 718 for the 2013 stock option grants. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.”

The following table sets forth the 2013 compensation cost recognized for 2013 awards to directors and the portion of awards vested in 2013 from prior grants as shown in the “Option Awards” column.

Option Awards

Name	2013 Awards	2012 Awards	2011 Awards	Total
William T. Boehm Ph.D. (1)	$13,810	$10,275	$20,567	$44,652
Richard T. Crowder Ph.D.	13,810	10,275	6,813	30,898
A. Charles Fischer	13,810	10,275	6,813	30,898
G. Bruce Papesh	13,810	10,275	6,813	30,898
Jack C. Parnell	13,810	10,275	6,813	30,898
Thomas H. Reed	13,810	10,275	6,813	30,898
Clayton K. Yeutter Ph.D.	13,810	10,275	6,813	30,898

(1)	Dr. Boehm was granted, in accordance with the 2007 Option Plan, options to purchase 5,000 shares of Neogen Corporation Common Stock upon joining the Board of Directors in 2011.

The grant-date fair value of the stock option awards granted in 2013, the compensation cost recognized for 2013 grants, and outstanding option awards at May 31, 2013 were:

Name	Grant-Date Fair Value based on Codification Topic 718 for 2013 Grants	Compensation Cost Recognized for 2013 Grants	Option Awards Outstanding at May 31, 2013
William T. Boehm Ph.D.	$41,430	$13,810	10,000
Richard T. Crowder Ph.D.	41,430	13,810	15,500
A. Charles Fischer	41,430	13,810	17,000
G. Bruce Papesh	41,430	13,810	36,125
Jack C. Parnell	41,430	13,810	5,667
Thomas H. Reed	41,430	13,810	14,000
Clayton K. Yeutter Ph.D.	41,430	13,810	21,500

Prior to October 11, 2011, Directors were paid $1,000 for each Board meeting attended and $500 for each committee meeting attended. All non-employee directors were granted non-qualified options to purchase 5,000 shares of Common Stock when first elected to the Board of Directors and non-qualified options to purchase 2,000 shares of Common Stock upon subsequent election to, or commencement of annual service on, the Board of Directors. The options expire ten years after the date of grant and vest over three years in equal annual installments commencing with the first anniversary of the date of grant. Effective October 6, 2011, Directors receive an annual retainer of $24,000 (paid quarterly), and are granted options to purchase 3,000 shares annually (ten year lives and three year ratable vesting provisions), $1,000 for each Board of Directors meeting and $500 for each committee meeting attended. All directors are eligible to receive reimbursement for all ordinary travel expenses related to attendance at Board or committee meetings.

AUDIT COMMITTEE REPORT

The undersigned constitute the Audit Committee of the Board of Directors of Neogen Corporation. The Committee serves in an oversight capacity and is not intended to be part of the Company’s operational or managerial decision-making process. Management is responsible for the preparation, integrity and fair presentation of information in the Consolidated Financial Statements, the financial reporting process and internal control over financial reporting. Neogen’s independent registered public accounting firm is responsible for performing independent audits of the Consolidated Financial Statements and an audit of management’s assessment of internal control over financial reporting. The Committee monitors and oversees these processes. The Committee also approves the selection and appointment of Neogen’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the shareholders.

In this context, the Committee met and held discussions with management and Ernst & Young LLP throughout the year and reported the results of our activities to the Board of Directors. Specifically the following were completed:

•	Reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2013 with Neogen’s management;

•	Discussed with Ernst & Young LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as amended; and

•

Received written disclosure regarding independence from Ernst & Young LLP as required by applicable requirements of the PCAOB for independent auditor communications with audit committees concerning their independence and discussed with Ernst & Young LLP its independence.

Based on the above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s fiscal year 2013 annual report on Form 10-K and the Company’s annual report to shareholders.

Submitted by:

Clayton K. Yeutter, Ph.D.

Richard T. Crowder, Ph.D.

William T. Boehm, Ph.D.

Members of the Audit Committee

ADDITIONAL INFORMATION

Shareholder Proposals for the 2014 Annual Meeting

Shareholders proposals intended to be presented at the annual meeting of shareholders in the year 2014 and that a shareholder would like to have included in the Proxy Statement and form of proxy relating to that meeting must be received by Neogen Corporation for consideration no later than May 2, 2014 to be considered for inclusion in the proxy statement and form of proxy related to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2014 must be received by Neogen Corporation no later than May 2, 2014 or they will be considered untimely.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires beneficial owners of more than 10% of Neogen Corporation Common Stock, among others, to file reports with respect to changes in their ownership of Common Stock. During fiscal 2013, to the Company’s knowledge, none of the directors, executive officers and 10% shareholders of Neogen Corporation failed to comply with the requirements of Section 16(a).

Other Actions

At this time, no other matter other than those referred to above is known to be brought before the meeting. If any additional matter(s) should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matter(s).

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on October 3, 2013. See http//www.neogen.com/Corporate/invest.html for a copy of the 2013 proxy statement and annual report.

Expenses of Solicitation

The cost of solicitation of proxies for the Annual Meeting is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding the proxy material to the beneficial owners of the stock held in street name by such persons.

By Order of the Board of Directors

Steven J. Quinlan

Secretary

August 30, 2013

NEOGEN CORPORATION

Annual Meeting of Shareholders – October 3, 2013

The undersigned hereby appoints Steven J. Quinlan and James L. Herbert, and each of them, with full power to appoint his substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters which come before the annual meeting of shareholders of Neogen Corporation referred to above and at any adjournment of that meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE SHARES WILL BE VOTED FOR PROPOSALS 1 THROUGH 3 ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY MATTER NOT OTHERWISE COVERED HEREBY, INCLUDING SUBSTITUTION OF DIRECTOR NOMINEES, WHICH MAY COME BEFORE THE MEETING.

Please sign, date and mail your

proxy card back as soon as possible!

Annual Meeting of Shareholders

NEOGEN CORPORATION

October 3, 2013

Please Detach and Mail in Envelope Provided

☒ Please mark your

vote as in this

example.

THE BOARD OF DIRECTORS RECOMMENDS FOR THE LISTED NOMINEES AND PROPOSALS 2 AND 3.

	FOR	WITHHELD
1. ELECTION OF DIRECTORS	☐	☐
Nominees:
William T. Boehm, Ph.D.
Jack C. Parnell
Clayton K. Yeutter, Ph.D.

To withhold authority to vote for any individual nominee(s) write his or their names in the following space:

2. TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF EXECUTIVES.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.

FOR	AGAINST	ABSTAIN
☐	☐	☐

IN THEIR DISCRETION WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

SIGNATURE(S)	TITLE

DATE             , 2013

NOTE: Please sign exactly as your name appears on this proxy. If signed for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.